    As filed with the Securities and Exchange Commission on January 8, 1999

                                         REGISTRATION STATEMENT NO. 333-_______
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           _________________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           _________________________

                            BOSTON PROPERTIES, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                                      04-2473675
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                    Identification No.)

                              8 Arlington Street
                         Boston, Massachusetts  02116
                                (617) 859-2600
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                        _______________________________

    BOSTON PROPERTIES, INC. 1999 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
                           (Full Title of the Plan)

                        _______________________________

                        Mortimer B. Zuckerman, Chairman
                          Edward H. Linde, President
                          and Chief Executive Officer
                            BOSTON PROPERTIES, INC.
                              8 Arlington Street
                          Boston, Massachusetts 02116
                                (617) 859-2600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             GILBERT G. MENNA, P.C.
                          Goodwin, Procter & Hoar  LLP
                                 Exchange Place
                          Boston, Massachusetts  02109
                                 (617) 570-1000
                         _____________________________

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of Securities to be      Amount to be       Proposed Maximum        Proposed Maximum          Amount of
 Registered                  Registered (1)(2)  Offering Price Per    Aggregate Offering Price   Registration Fee
                                                       Share
------------------------------------------------------------------------------------------------------------------
Common Stock, par value           250,000             $30.22 (3)            $7,555,000.00           $2,101.00
 $.01 per share
=================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) This Registration Statement also relates to the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement adopted on June 11, 1997. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefor is included in the fee for the Common Stock. This Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments including, without limitation, stock dividends, stock splits and distributions of options, warrants, convertible securities, evidences of indebtedness or assets.

(3) This estimate is based on the average of the high and low sales prices of the common stock of Boston Properties, Inc., par value $.01 per share, as reported on the New York Stock Exchange on January 4, 1999, pursuant to Rule 457(c) and (h) under the Securities Act, solely for purposes of determining the registration fee.
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

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     The following documents filed by Boston Properties, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference as of their respective dates:

(a)  the Company's Annual Report on Form 10-K for the year ended December 31,
     1997;

(b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and the Company's Report on Form 10-Q/A filed on December 1, 1998, amending the Report on Form 10-Q for the quarter ending September 30, 1998;

(c) the Company's Current Reports on Form 8-K filed on September 26, 1997, November 6, 1997, November 26, 1997, December 16, 1997, January 12, 1998, January 26, 1998, February 6, 1998, June 9, 1998, July 15, 1998, July 17,
     1998, July 27, 1998, October 27, 1998 and November 25, 1998 and the Company's Current Reports on Form 8-K/A filed on November 14, 1997 and November 25, 1997, amending its Current Report on Form 8-K filed on September 26, 1997, the Company's Current Reports on Form 8-K/A filed on November 14, 1997 and December 4, 1997, amending its Current Report on Form 8-K filed on November 6, 1997 and the Company's Current Report on Form 8-K/A filed on August 25, 1998, amending its Current Reports on Form 8-K filed on July 15, 1998, July 17, 1998 and July 27, 1998;

(d) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed on June 12, 1997, and all amendments and reports updating such description; and

(e) the description of the rights to purchase shares of the Company's Series E Junior Participating Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A, filed on June 12, 1997, and the description contained in the Company's Registration Statement on Form 8-A/A filed on June 16, 1997 amending such description, and all amendments and reports updating such description.

    In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5.     Interests of Named Experts and Counsel
            --------------------------------------

     Certain legal matters, including the legality of the Securities, have been passed upon for the Company by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole shareholder of Gilbert G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as an Assistant Secretary of the Company. Certain partners of Goodwin, Procter & Hoar LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of Common Stock of the Company. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at 599 Lexington Avenue, New York under a lease with the Company that expires in 2002.

Item 6. Indemnification of Directors and Officers.
        -----------------------------------------

     The Company's Charter and Bylaws provide certain limitations on the liability of its directors and officers for monetary damages to the Company. The Charter and Bylaws obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and its stockholders against these individuals.

     The Charter limits the liability of directors and officers to the Company to the fullest extent permitted from time to time by the Delaware General Corporate Law ("DGCL"). The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     The Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     The Company's Bylaws provide that its directors and officers will be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that the Company indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under its directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act.

Item 8.   Exhibits.
          --------

     The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

       5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
       23.1 Consent of Goodwin, Procter & Hoar LLP (included in their opinion filed as Exhibit 5.1 hereto).
       23.2  Consent of PricewaterhouseCoopers LLP.
       24.1 Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.
        ------------

   (a) The undersigned registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act, Boston Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 8th day of January, 1999.


                                  BOSTON PROPERTIES, INC.


                                  By: /s/ Edward H. Linde
                                      ---------------------------------
                                  Name:  Edward H. Linde
                                  Title:  President and Chief Executive Officer

    KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and David G. Gaw as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                         Date
        ---------                        -----                         ----


/s/ Mortimer B. Zuckerman    Chairman of the Board of Directors  January 8, 1999
--------------------------
    Mortimer B. Zuckerman


/s/ Edward H. Linde          President and Chief Executive       January 8, 1999
--------------------------   Officer, Director (Principal
    Edward H. Linde          Executive Officer)


/s/ David G. Gaw             Chief Financial Officer             January 8, 1999
--------------------------   (Principal Financial Officer
    David G. Gaw             and Principal Accounting Officer)


/s/ Alan J. Patricof         Director                            January 8, 1999
--------------------------
    Alan J. Patricof

/s/ Ivan G. Seidenberg       Director                            January 8, 1999
--------------------------
    Ivan G. Seidenberg

/s/ Martin Turchin           Director                            January 8, 1999
--------------------------
    Martin Turchin

/s/ Alan B. Landis           Director                            January 8, 1999
--------------------------
    Alan B. Landis

/s/ Richard A. Salomon       Director                            January 8, 1999
--------------------------
    Richard A. Salomon

    The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who will administer the plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 8th day of January, 1999.


                          BOSTON PROPERTIES, INC.,
                          as administrator of the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan


                          By:  /s/ Brian Badrigian
                               --------------------------------------
                          Name:   Brian Badrigian
                          Title:  Vice President, Accounting

                                 EXHIBIT INDEX
                                 -------------


Exhibit No.                              Description
-----------                              -----------
    5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
   23.1 Consent of Goodwin, Procter & Hoar LLP (included in their opinion filed as Exhibit 5.1 hereto).
   23.2       Consent of PricewaterhouseCoopers LLP, Independent Public
              Accountants.
   24.1 Power of Attorney (included on the signature page of this Registration Statement).